SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2013

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(860) 226-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2013, Cigna Corporation (the “Company”) filed a Form 8-K to disclose the resignation of Ralph J. Nicoletti, Executive Vice President and Chief Financial Officer of the Company.  On July 11, 2013, the Company and Mr. Nicoletti executed an Agreement and Release in connection with his resignation.  This Form 8-K summarizes the material terms of the agreement.

Under the agreement, as previously disclosed, Mr. Nicoletti’s resignation as Executive Vice President and Chief Financial Officer was effective as of July 12, 2013.  His employment with the Company will end on September 13, 2013.  The Company will continue to pay Mr. Nicoletti at his current base salary rate through his employment termination date, as well as provide him with health benefits through the end of September 2013.  Mr. Nicoletti’s retirement and deferred compensation arrangements and long-term equity-based incentive awards will continue to operate in accordance with the terms of the applicable Company plan, including forfeiture of awards unvested or vested but unexercised as of his employment termination date.  The agreement also includes confidentiality, non-solicitation, non-competition, non-disparagement and release obligations.  In exchange for Mr. Nicoletti’s commitments under the agreement and his agreement to provide the Company with reasonable consulting services following his employment termination date through December 31, 2013, the Company will pay him a one-time cash lump sum of $500,000 within 30 days of his employment termination date.  In the event that the consulting services exceed, or are anticipated to exceed, 10 hours per calendar month, the Company will request that Mr. Nicoletti enter into a separate consulting services agreement that will include additional compensation for services in excess of 10 hours per calendar month at an hourly rate based on his current base salary rate.

A copy of Mr. Nicoletti’s agreement is attached to this Form 8-K as Exhibit 10.1 and incorporated by reference herein.  The description of the agreement contained in this Form 8-K is qualified in its entirety by reference to the attached document.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

10.1           Agreement and Release between the Company and Ralph J. Nicoletti.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation
Date: July 17, 2013	By:	/s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President
and General Counsel